Exhibit 99.1

Headline: ChineseInvestors.COM announces a partnership with CBN iTV

Sub Headline: Creation of the first Chinese language based US Financial Marketplace Nightly News Program offered in mainland China

October 3, 2012 – Shanghai, CN – ChineseInvestors.COM (OTCBB ‘CIIX’) announced today that it has entered into an agreement with China Business Network (CBN iTV) in cooperation with the Shanghai Media Group (SMG) to create a nightly news program focusing on the US Financial Marketplace. This is noteworthy in that it is the first Chinese language based nightly program focused on covering the US Financial Market in mainland China. This new one hour show will start on Monday, November 5, 2012 and is timed to air daily with the opening of US Stock Market. Warren Wang, ChineseInvestors.COM’s CEO will be a regular on the show and provide commentary as well as real-time information relative to the general US Financial Marketplace. Our partner, KrisWorld Development Limited of Hong Kong will be the show’s primary sponsor.

China Business Network (CBN) is the largest regional cross media group in China and is a wholly owned subsidiary of Shanghai Media Group (SMG), the second largest media group in China. CBN now owns six media platform (CBN TV, CBN Radio, CBN Weekly, China Business News, CBN Website and CBN Forum) and one ‘think tank’ based organization; CBN Research.

CBN iTV currently serves 25 million households (representing approximately 120 million persons) in 30 provinces throughout China including cities such as Beijing, Shanghai, and Nanjing. It also serves approximately 600,000 ‘opt in’ subscribers that are members of the ‘CBN Club’, having expressed specific interest in the US Financial Marketplace. The show will be available via the Internet and specific content will be developed into well-recognized nightly segments that will be available on the chinesefn.com website.

ChineseInvestors.COM CEO Warren Wang commented, “We are very excited with this new opportunity to continue our expansion into the general Chinese mainland financial information and services marketplace. We look forward to working with the CBN iTV Team in creating a 1st class experience for all of its subscribers. We are going to focus on creating various new content segments as well as integrated advertising opportunities for companies looking to expand their recognition in China as well as to the Chinese global population.”

ChineseInvestors.COM COO Brett Roper noted, “The Company feels that adding this new program will provide us with an opportunity to monetize the show’s value over time with the deployment of specific advertising and sponsor opportunities that blend in with the various segments and content we are planning to develop. To that end we are pleased that KrisWorld Development Limited of Hong Kong has agreed to become our anchor sponsor and look forward to developing additional relationships with other synergistic partners in this space. Over time ‘CIIX’ feels it will be able to add new subscribers to our content service business, develop new sources of advertising/partner income, and develop additional educational and information based products.”

Since 2006 ‘CIIX’ has also been a content partner with Phoenix TV (US) which is the largest overseas Chinese TV station with over 200,000 paid subscribers in US and Canada.

ChineseInvestors.com, Inc., an Indiana Corporation founded in 1999 provides in language (Chinese) real time financial market(s) information through various subscription based products (free and paid) delivered via its websites (www.chinesefn.com and www.chineseinvestors.com) to Chinese persons globally. The Company also provides contract client support & sales services, consulting services for private companies (US and global) considering public options in the US, advertising and PR/IR services, and other related financial service and education based products. The Company recently went public via a Form 10-12G filing process and can be found on the OTCBB under the symbol ‘CIIX’.

Please contact us at info@chinesefn.com for further information or integrated advertising opportunities associated with this new program.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues as well as any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commissions (SEC) including but not limited to information as contained within the Company’s most current quarterly reports, annual reports, and or other filings. Furthermore, the Company disclaims any intention or obligation to update or revise any such forward looking statements, whether as a result of new information, future events, or otherwise.  We have incurred and will continue to incur significant expenses in our expansion into new related services and there is no assurance that we will generate revenues sufficient to offset those costs.  Expansion may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations we will be providing services in; the impact of which cannot be predicted at this time.